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DOLLAR GENERAL REPORTS SEPTEMBER SAME-STORE SALES;

COMMENTS ON FISCAL 2006 STORE OPENINGS

GOODLETTSVILLE, Tenn. – October 5, 2006 – Dollar General Corporation (NYSE: DG) today reported total retail sales for the September five-week period ended September 29, 2006, equaled $839.2 million compared with $794.0 million last year, an increase of 5.7 percent. For the September period, same-store sales increased 0.5 percent compared to an increase of 2.8 percent in the five-week period ended September 30, 2005. Overall, same-store sales in the fiscal 2006 September period were negative in geographic regions that were directly impacted by Hurricanes Katrina and Rita in the fiscal 2005 period. By merchandise department, the primary drivers of positive same-store sales in the fiscal 2006 period were pet supplies, sundries, and food.  These increases were offset by decreases in apparel and home products.

For the nine weeks ended September 29, 2006, Dollar General total retail sales increased 7.7 percent to $1.5 billion from $1.4 billion in the same period a year ago. Same-store sales for the nine-week period increased 2.4 percent.

For the 35-week period ended September 29, 2006, Dollar General total retail sales increased 8.1 percent to $5.9 billion from $5.5 billion for the 35-week period ended September 30, 2005. Same-store sales for the 35-week period increased 2.2 percent.

The 2006 sales numbers are preliminary and unaudited. In addition, please note that the five-week September 2006 period discussed in this release is based on the five-week retail calendar month as determined by the National Retail Federation, which is widely used in the retail industry. The Company's fiscal calendar for 2006 does not coincide with the retail monthly calendar and, therefore, the Company's reported sales for its fiscal 2006 quarterly periods will differ from the sum of the months reported in the monthly sales releases.

In connection with the Company’s ongoing review of its real estate and inventory strategies, the Company is evaluating the potential operational and financial impact of its store opening plan. Pending the outcome of this review, the Company may reduce the number of stores it expects to open for the 2006 fiscal year. Year-to-date through September 29, 2006, the Company opened 344 stores and closed 65 stores.

About Dollar General

Dollar General is a Fortune 500(R) discount retailer with 8,208 neighborhood stores as of September 29, 2006. Dollar General(R) stores offer convenience and value to customers by offering consumable basic items that are frequently used and replenished, such as food, snacks, health and beauty aids and cleaning supplies, as well as a selection of basic apparel, housewares and seasonal items at everyday low prices. The Company store support center is located in Goodlettsville, Tennessee. Dollar General's Web site can be accessed at www.dollargeneral.com.

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